UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/02/2009

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 27, 2009, Raser Technologies, Inc. (the "Company") entered into an Unsecured Line of Credit Agreement and Promissory Note (the "Line of Credit"), among Radion Energy, LLC ("Radion"), Ocean Fund, LLC ("Ocean Fund"), Primary Colors, LLC ("Primary Colors") and R. Thomas Bailey, an individual (collectively, the "Lenders"). Pursuant to the Line of Credit, Raser may borrow up to $15 million, subject to the final approval of each advance by the Lenders. Radion committed $7.2 million and is controlled by the Company's Chairman, Kraig Higginson. Ocean Fund committed $5.3 million and is controlled by Ned Warner, a stockholder of the Company. Primary Colors committed $2.0 million and is controlled by a stockholder of the Company. R. Thomas Bailey, a stockholder of the Company, committed $500,000.
The Company obtained the line of credit in order to provide working capital for general corporate purposes. The Company expects that borrowings under the line of credit will be repaid primarily with proceeds from other financing arrangements the Company intends to seek in connection with the development of its geothermal power projects. Under the Line of Credit, advances are subject to the final approval of the Lenders, and amounts borrowed under the line of credit accrue interest at the rate of 10% per annum. Unless the Lenders agree to a later date, the line of credit will mature and amounts borrowed must be repaid by November 15, 2009 or earlier if certain financing arrangements for the development of the Company's geothermal power projects are completed and put in place.
Under the Line of Credit, each Lender will also receive warrants (the "Warrant") to purchase the Company's common stock for each advance of funds made under the Line of Credit. The number of shares underlying each Warrant will be equal to 50% of the total amounts funded by the applicable Lender divided by the price of the Company's common stock at the time of the advance. The Warrants will have an exercise price of $6.00 per share of the Company's common stock.
As of February 2, 2009, the Company has borrowed $900,000 under the line of credit. Accordingly, the Lenders will also receive 125,574 warrants to purchase the Company's common stock at a strike price of $6.00 per share as a result of the amount borrowed.

The foregoing descriptions of the Agreement and the Warrant and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Warrant, copies of which are filed as exhibits hereto and are hereby incorporated by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by Item 2.03 is contained in Item 1.01 and is incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities

The information required by Item 3.02 is contained in Item 1.01 and is incorporated herein by reference.

We believe the offer and sale of the securities described above were exempt from the registration requirements of the Securities Act for the private placement of these securities pursuant to Section 4(2) of the Securities Act and/or Regulation D thereunder because the securities were sold in a transaction not involving a public offering.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
Exhibit No.        Description
4.1        Unsecured Line of Credit Agreement and Promissory Note, dated January 27, 2009, among Raser Technologies, Inc., Radion Energy, LLC, Ocean Fund, LLC, Primary Colors, LLC, and R. Thomas Bailey
4.2        Form of Warrant issued pursuant to the Unsecured Line of Credit Agreement and Promissory Note

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: February 02, 2009	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-4.1	Unsecured Line of Credit AGreement and Prommisory Note, dated january 27, 2009, among Raser Technologies Inc., Radion Energy, LLC, Ocean Fund, LLC, Primary Colors, LLC, and R. Thomas Bailey
EX-4.2	Form of Warrant issued pursuant to the Unsecured Line of Credit Agreement and Promissory Note